Exhibit (10)(d)

                               LA-Z-BOY INCORPORATED
                       EXECUTIVE INCENTIVE COMPENSATION PLAN
                                   DESCRIPTION


The purpose of the Executive Incentive Compensation Plan is to provide a cash award to key management employees for the achievement of specific annual goals.

The Compensation Committee of the Board of Directors (the Committee) annually establishes short-term performance criteria covering areas such as sales growth and improved earnings. The specific focus and weighting of the criteria is based on key short-term priorities of the corporation. The performance criteria are established at the start of the fiscal year or as shortly thereafter as possible.

The target and maximum award opportunity for each participant is established by the Committee. The target award for participants ranges from 10% to 55% of base pay with a maximum award of 200% of the target (i.e. 20% to 110% of base pay). The award paid is based on actual results compared to the established performance targets. Payment of the award occurs within 90 days after the end of the fiscal year. A participant must be on the payroll at the end of the fiscal year (or have retired during the fiscal year) to be eligible for an award.


Exhibit (10)(h)(2)

                           EMPLOYEES WHO ARE PARTIES TO
                          THE CHANGE IN CONTROL AGREEMENT

      C.T. Knabusch, Chairman of the Board and President
      E.J. Shoemaker, Vice Chairman and Executive Vice President Engineering G.M. Hardy, Secretary and Treasurer
      G.L. Kiser, Executive Vice President and Chief Operating Officer
      F.H. Jackson, Vice President Finance
      P.H. Norton, Senior Vice President Sales and Marketing
      D.R. Jordan, Vice President Organizational Development and Planning



Exhibit (10)(k)

                                LA-Z-BOY INCORPORATED
                       DESCRIPTION OF LOAN TO MR. C. T. KNABUSCH

On December 12, 1996, the Company made an unsecured, interest-free loan of $117,336 to Mr. Charles T. Knabusch which is payable on demand.


Exhibit (10)(l)

                          SUMMARY PLAN DESCRIPTION
                                    AND
                           PARTIAL PLAN DOCUMENT
                                    FOR
                           LA-Z-BOY INCORPORATED
                    PERSONAL EXECUTIVE INSURANCE PROGRAM




INTRODUCTION

     LA-Z-BOY INCORPORATED (the "Company"), on behalf of itself and its related companies, is pleased to provide you with this summary (and Partial Plan Document) of the La-Z-Boy Incorporated Personal Executive Insurance Program ("PEP" or the "Program"). The Program became effective in April, 1997.

     As you read this summary, you should keep in mind that it is merely a summary and not a complete statement of all of the terms of the Plan. As you know, as a participant in the Program, you are a party to and have a copy of an Equity Split-Dollar Agreement (the "Agreement") and an Assignment of Policy for Collateral Security (the "Collateral Assignment") which relate solely to you. The portion of this Summary and Partial Plan Document under the heading "CONTRIBUTIONS", the Agreement and the Collateral Assignment, together with the insurance policy, provide the complete terms of the Program. You are encouraged to carefully review each of those documents.
If there is any inconsistency between the summary and those documents, the documents will govern. If there are any inconsistencies among the summary, the Agreement or the insurance policy, the insurance policy will govern.
You can get additional information and examine copies of any documents relating to the Program by contacting the La-Z-Boy Incorporated Central Board of Administration at the address shown below.

IMPORTANT NAMES, ADDRESSES, NUMBERS AND MISCELLANEOUS FACTS

     The name of the Program is the "La-Z-Boy Incorporated Personal Executive Insurance Program." Your individual arrangement is entitled the "Equity Split-Dollar Plan of [your name] under the La-Z-Boy Incorporated Personal Executive Insurance Program."

     The name, address and telephone number of the Company are:

     LA-Z-BOY INCORPORATED
     1284 N. Telegraph Road
     Monroe, Michigan 48162-3390
     Phone Number: 313-241-1444

     The Company's federal Employer Identification Number is 38-0751137 and the plan number of the Program is 590.

     The "Plan Administrator" of the Program is the Company, which is also the "Named Fiduciary" of the Program. The Company has delegated day-to-day responsibility for the Program to the La-Z-Boy Incorporated Central Board of Administration (the "Central Board").

     The Central Board serves as the agent for service of legal process, and the address for service is the one shown above.

     The Program keeps its records on a fiscal year that ends on the last Saturday in April of each year.

     The death benefit provided under the Program is funded entirely with the insurance policy on your life or the life of a designated family member issued by Interstate Assurance Company ("Interstate"). Your insurance policy is a "universal life" type policy. You are the owner of the insurance policy.

TYPE OF PLAN

     The Program uses a contributory, collateral assignment split-dollar life insurance plan. A split-dollar life insurance plan is a method of financing premium payments on a life insurance policy that has lifetime values. According to the Internal Revenue Service, a split-dollar life insurance plan is an "arrangement whereby the party with the need and the party with the ability to pay premiums join in purchasing an insurance contract in which there is a substantial investment element." A split-dollar plan is therefore not a special type of life insurance -- it is a way of buying (or at least of financing) life insurance.

     The Program provides an insured death benefit for each participant or designated family member. The Program also emphasizes capital accumulation. The accumulated values may be utilized by the participant to provide, for example, supplemental income at retirement. However, the Program does not qualify for insurance under Title IV of ERISA because it is not a pension plan.

     Under the Program, the Company pays three annual premiums (referred to in the Agreement as "Unscheduled Premiums"). The Company will receive back the total of all Unscheduled Premiums paid by the Company upon the death of the insured or when the Agreement terminates, if earlier. The Company generally will not receive back the total of any tax "gross-ups" paid by the Company to the employee until the death of the insured, but the Company reserves the right to demand payment of these amounts when the Agreement terminates. The Unscheduled Premium payments made by the Company and any "gross-ups" paid by the Company to the employee can be viewed as temporary advances to assist in developing the benefits under the Program. The Company's "advances" are secured through a collateral assignment of the insurance policy to the Company in the amount of the Unscheduled Premium payments and any "gross-ups" paid by the Company to the employee. The terms of this assignment are described in the Collateral Assignment. The Company's rights and restrictions as collateral assignee are described in
Section 5 of the Agreement.

     For its own business purposes, the Company may borrow from Interstate an amount not to exceed the aggregate amount of the Unscheduled Premiums then or theretofore paid by the Company. The Company may secure such borrowing by assigning to Interstate the Company's interest in the Collateral Assignment. The Company may never borrow any part of the insurance policy's loan value or cash surrender value.

     As a participant, you make annual premium payments (referred to in the Agreement as "Scheduled Premiums") in accordance with the terms of the insurance policy. Since the policy is a universal life policy, you have some flexibility in determining the number of Scheduled Premiums to be made. The Program provides, however, that you will make Scheduled Premium payments during the first seven policy years (i.e., at least seven annual or eighty-four monthly Scheduled Premium payments must be made).

     You own the insurance policy issued on your life or the life of your designated family member. The Company has no legal, equitable or beneficial right, title or interest in the insurance policy, except to the extent of the lien on and security interest in the policy created under the Collateral Assignment. You may not borrow from the policy for any reason during the first seven (7) policy years.

     The excess of the policy proceeds over the total of the Unscheduled Premiums paid by the Company and any "gross-ups" paid by the Company to the employee is the death benefit that will be paid to the named beneficiary under the policy.

ADMINISTRATION

     The Program is administered by the Central Board and by Interstate. Interstate provides the life insurance policies used by the Program (see the discussion under the heading "Funding" below). In general, the Central Board is responsible for administering the requirements set forth in this Partial Plan Document and in the Agreement, and Interstate is responsible for matters relating to the insurance policies. For example, the Central Board makes sure the eligibility requirements (these are discussed under the heading "ELIGIBILITY") are met, but it is up to Interstate to decide whether or not it will issue an insurance policy on an employee or designated family member who has otherwise met the eligibility requirements. Interstate is not a party to the Agreement or the Collateral Assignment. The rights and obligations of Interstate are determined exclusively by the insurance policy.

     Except as discussed above with respect to the powers and responsibilit-ies of Interstate, the Central Board shall have power to construe and interpret all provisions of this Program, including but not limited to the power to construe and interpret all provisions of this Program relating to eligibility for benefits and the amount, manner and time of payment of benefits, any such construction and interpretation by the Central Board and any action taken thereon in good faith by any administrative party to be final and conclusive upon any affected party. The Central Board shall also have power to correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as the Central Board shall deem proper to carry out and put into effect this Program; and any construction made or other action taken by the Central Board, if and when communicated in writing to any affected party or other administrative party, shall be binding upon such other party and may be relied upon by such other party. Nevertheless, the rights and obligations of Interstate are determined exclusively by the insurance policy.

ELIGIBILITY

     In order to become a participant in the Program, an employee must meet all of the following requirements:

          1. The employee is a "key employee." A "key employee" is an employee of the Company who the Central Board, on behalf of the Company, determines is in a position to favorably affect in a significant manner the efficiency, profitability or growth of the Company by reason of the nature and extent of the particular employee's duties, responsibilities, personal capabilities, performance and potential;

          2. The employee is selected by the Compensation Committee of the Company's Board of Directors to participate in the Program; and

          3. The employee or designated family member is insurable under the terms of the Program. This means that the Central Board, in its sole discretion, determines that the cost of the policy for that employee or designated family member is reasonable.

     Under the terms of the La-Z-Boy Chair Company Employees' Profit Sharing and Supplemental Executive Retirement Plans, employees who participate in the Program will not be eligible to receive additional benefits under those plans.

BENEFITS

     Only employees who meet all of the eligibility requirements (including insurability at reasonable cost) and become participants are entitled to the benefits provided under the Program. The basic benefit provided is an insured death benefit payable to the beneficiary designated by the participant. The death benefit is equal to the excess of the total death benefit under the life insurance policy over the sum of Unscheduled
Premiums paid by the Company plus any "gross-ups" paid by the Company to the employee as of the time of the insured's death. The Program is also designed to emphasize capital accumulation. The accumulated value can be utilized by the participant to provide, for example, supplemental income at retirement. Payments from the Program are made in accordance with the provisions of the Agreement, the Collateral Assignment and the insurance policy.

     The amount of insurance on each participant or designated family member is determined by the Company and is not necessarily the same for all participants. The initial face amount of life insurance provided under your policy is shown on a personal Benefit Schedule which the Central Board will provide to you. The actual death benefit will decrease each year from the amount shown on your Benefit Schedule, depending on the "amount at risk" each year. (See discussion of the "amount at risk" under the heading entitled "TAXATION OF ECONOMIC BENEFIT.")

DISQUALIFICATION, REDUCTION, LOSS, FORFEITURE OR DENIAL OF BENEFITS

     There are a number of circumstances under which the benefits of the Program may not be available to an employee who has met the eligibility requirements previously described. These are listed below and should be read carefully.

     1. The Company may discontinue the Program upon thirty (30) days prior written notice.

     2. The ability of the Company to pay the Unscheduled Premiums to the insurance company and any "gross-ups" to the employee depends on the Company's continued financial success. Such determination will be made solely by the Company.

     3. A participant who terminates his employment with the Company will cease to be a participant in the Program.

     4. Each participant must pay the Scheduled Premiums (see "Funding") required under the Program. If a participant does not make these premium payments, the Company may terminate the Program with respect to that participant. Failure to make the Scheduled Premium payments may jeopardize the benefits provided under the Program. See the discussion under "CONTRIBUTIONS", below, for some circumstances under which the Company might not assist a current employee in paying the Scheduled Premiums.

     5. A material misstatement on the application for insurance may result in a denial of benefits during the two-year period following the effective date of the insurance policy.

     6. If the insured dies by suicide within two years from the effective date of the insurance policy, the amount payable as a death benefit will be limited to the Scheduled Premiums paid by the participant, less any loans or cash withdrawals.

     7. If a default occurs under Section 10 of the Agreement or Section 11 of the Collateral Assignment, the Agreement will terminate.

     In the event the Program is terminated (either as to all participants or as to an individual participant), a participant may preserve and continue the life insurance policy by timely repaying the Company the total amount of the Unscheduled Premiums and, if the Company so requires, the gross-ups previously paid by the Company and by continuing to make the Scheduled Premium payments.

FUNDING

     The death benefit is funded entirely with a life insurance policy purchased from Interstate. The cost of the life insurance policy on the life of the participant or designated family member is borne by the Company and the participant. In accordance with the terms of the Agreement, the Company pays three Unscheduled Premiums, and the participant pays the annual Scheduled Premiums when due. Nothing contained in this Program shall give a participant or an insured any right, title or interest in any property of the Company.

CONTRIBUTIONS

     In an employee's initial year of participation, the Company will (in effect) pay a bonus to him by paying the insurance company the Scheduled Premium ("SP") on his behalf. The Company will also establish and maintain on behalf of the participant a bookkeeping account. In subsequent years, the bookkeeping account will be debited if the following quantity is negative:

                            (N% x W) - (15% x W1),

where "N%" is the then-current annual rate of contribution which could be made according to the Company's guidelines (absent any IRS restrictions*) by the participant's employer to the La-Z-Boy Chair Company Employees' Profit Sharing Plan, "W" is the participant's base salary in that year and "W1" is the participant's base salary in the year in which his participation in the Program begins.

     If a participant's bookkeeping account is to be debited in any year, the amount of that debit will be:

                               SP - [(N%/15%) x SP],

where "SP" is the Scheduled Premium on his behalf and "N%" is the then-current annual rate of contribution which could be made according to the Company's guidelines (absent any IRS restrictions)* by the participant's employer to the La-Z-Boy Chair Company Employees' Profit Sharing Plan.

     Conversely, a participant's bookkeeping account may be credited if, in any year, N% exceeds 15%. The amount of that credit will be:

                                [(N%/15%) x SP] - SP,

where "SP" is the Scheduled Premium on his behalf and "N%" is the then-current annual rate of contribution which could be made according to the Company's guidelines (absent any IRS restrictions) by the participant's employer to the La-Z-Boy Chair Company Employees' Profit Sharing Plan. However, no credit will be made unless there have been prior debits to the bookkeeping account. In other words, the credits can eliminate prior debits, but cannot be used to establish a reserve against future debits.

     In an employee's initial year of participation and as long as the debit balance in his bookkeeping account does not exceed "SP" (the Scheduled Premium on his behalf), the Company will (in effect) pay a bonus to him by paying the insurance company on his behalf the entire Scheduled Premium ("SP"). However, if the debit balance does exceed SP, the Company's payment on the participant's behalf will be limited to N% x W, where "N%" is the then-current annual rate of contribution which could be made (absent any IRS restrictions) by the participant's employer to the La-Z-Boy Chair Company Employees' Profit Sharing Plan and "W" is the participant's base salary in that year.

     For any fiscal year where the Company pays all or part of the Scheduled Premium on behalf of an employee, the Company will also pay the employee a "gross-up" bonus to lessen the tax effect on the employee of the Company's payment of all or part of the Scheduled Premium. This "gross-up" bonus will be computed as 32% of the part, if any, of the Scheduled Premium amount paid by the Company on the employee's behalf. By accepting a gross-up payment, the employee agrees that the Company will receive back the total of any tax "gross-ups" paid by the Company to the employee upon the death of the insured, or earlier if the Company so requires.

TAXATION OF ECONOMIC BENEFIT

     A split-dollar life insurance plan can be viewed as providing a flow of benefits from the employer to the insured employee. The benefits flowing to the participant under the Program consist of both earnings attributable to the Company's Unscheduled Premium payments and the economic value of the death benefit. The economic value of the death benefit is measured by multiplying the "net amount at risk" (i.e., the gross death benefit payable to the participant's beneficiary net of any participant cash surrender value) times the lower of the so-called "P.S. 58" cost or Interstate's term rate per $1,000 of insurance. The Scheduled Premiums reduce the amount of the death benefit flow currently taxable to the participant. The flow of benefits attributable to the earnings on the Unscheduled Premium payments may be considered imputed income to the participant. The amount taxable to the participant for any year depends on a number of factors, including the amount of insurance and the age of the participant. In addition, the Company's payment of all or any portion of the Scheduled Premium on behalf of the employee as well as any "gross-ups" paid by the Company to the employee will result in taxable income to the employee. Information on the taxable economic benefit per year for each participant will be provided to the participant by the Central Board. The Company and the Central Board cannot provide you with tax advice regarding the Program. You are urged to consult your personal tax advisor regarding the tax aspects of the Program.

ADOPTION OF PROGRAM TO COVER OTHER COMPANIES, FACILITIES OR GROUPS

     Any related company may adopt the Program (as a whole company or as to any one or more divisions, subsidiaries, facilities, etc.) effective as of the day it specifies. Adoption shall be accomplished by the express consent of the Central Board and the agreement of the adopting company (by action of or ratification by its board of directors). The same procedure shall be followed when an employer that has adopted the Program wishes to change the positions, facilities, etc. covered by this Program. For these purposes, a "related company" means and includes any entity, whether or not incorporat-ed, which is aggregated with La-Z-Boy Incorporated under Sections 414(b),
(c), (m) or (o) of the Internal Revenue Code; provided that no entity shall be considered to be a related company at any time prior or subsequent to the period of time during which it meets the foregoing definition, and provided further that the status of being employed by a related company shall only pertain to an individual during the period of time when his employer is a related company, and not to any period of time prior or subsequent to its related company status. Unless the context otherwise requires, at any time while a related company has adopted this Program (i) the term Company as used herein with respect to any employee or participant shall be construed to mean the adopting entity by which such individual is employed, and (ii) whenever the term Company is used in connection with action to be taken in connection with the Program or its administration, the term Company shall mean La-Z-Boy Incorporated. A list of participating employers as of June 1, 1997 appears at the end of this document.

AMENDMENT AND TERMINATION

     This Program may be amended from time to time, or suspended or terminated, at the sole discretion of the Company through action of the Central Board. However, no such action shall impair any rights which may have accrued under the Program prior to the effective date of such action. Any successor corporation or business entity to the Company may expressly assume the Program and any liability of the Company to make payments thereunder.

CLAIMS PROCEDURE

     A.     Non-Death Benefit Claim:

     The participant (or "claimant") must make a claim for any non-death benefits under the Program by submitting a written request to the Central Board. Upon receipt of such request, the Central Board may require the participant to complete such forms and provide such additional information as may be reasonably necessary to establish the claimant's right to a benefit under the Program. The Central Board will review and make the decision with respect to the claim. In the case of a death benefit claim, the beneficiary designated under the policy by the participant must file a claim with Interstate. See part B below.

     If a claim for benefits other than a death benefit is wholly or partially denied, the Central Board will furnish to the claimant written notice of such decision within thirty (30) days after the claim has been filed. If special circumstances require more than thirty (30) days to process the claim, this period may be extended for up to an additional thirty (30) days by giving written notice to the claimant before the end of the initial 30-day period stating the special circumstances requiring the extension and the date by which a final decision is expected. Failure to provide a notice of decision in the time specified will constitute a denial of the claim and the claimant will be entitled to require a review of the denial under the review procedure discussed below.

     The notice to be provided to every claimant who is denied a claim for benefits must be in writing and must set forth, in a manner calculated to be understood by the claimant, the following:

     (1)  the specific reason or reasons for the denial;

     (2) specific reference to pertinent provisions of this Partial Plan Document, the Agreement or the Collateral Assignment on which the denial is based;

     (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

     (4) an explanation of the Program's claim review procedure describing the steps to be taken by a claimant who wishes to submit his claim for review.

     The purpose of the review procedure is to provide a procedure by which a claimant may have a reasonable opportunity to appeal a denial of a claim to the Central Board for a full and fair review. To accomplish that purpose, the claimant or his duly authorized representative:

     (1)  may request a review upon written application to the Central
          Board;

     (2)  may review pertinent Program documents; and

     (3)  may submit issues and comments in writing.

     A claimant (or his duly authorized representative) may request a review by filing a written application for review with the Central Board at any time within sixty (60) days after receipt by the claimant of written notice of the denial of his claim. Such request must set forth in reasonable detail:

     (1) the grounds upon which the request for review is based and any facts in support thereof; and

     (2) any issues or comments which the claimant considers pertinent to his claim.

     The decision on review of a denied claim will be made in the following manner:

     (1) The decision on review will be made by the Central Board which may, in its discretion, hold a hearing on the denied claim. The Central Board must make its decision promptly, which will ordinar-ily be not later than sixty (60) days after receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing the review of the denied claim. In that case, a decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after the receipt of the request for review. If an extension of time is required due to special circumstances, written notice of the extension will be furnished to the claimant prior to the time the extension commences. Any hearing will be held at the Company's main offices in Monroe, Michigan unless the claimant and the Central Board agree otherwise.

     (2) The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Program documents on which the decision is based. The decision of the Central Board will be final and conclusive on all persons.

     (3) In the event the decision on review is not furnished to the claimant within the time required, the claim will be deemed denied on review.

     B.  Death Benefit Claim:

     A claim for a death benefit must follow the procedures established by Interstate, which may include time deadlines. If a beneficiary (or "claimant") makes a written request to the Central Board, the Central Board will either provide copies of forms or instructions required by Interstate to make a claim or advise the claimant how to obtain them. Interstate will notify the claimant if the claim is denied and will explain the procedures it has for reviewing any claims which it denies.

STATEMENT OF ERISA RIGHTS

     (This statement required by federal law and regulation.)

     As a participant in the La-Z-Boy Incorporated Personal Executive Insurance Program (the "Program"), you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all participants are entitled to:

     1. Examine, without charge, at the Central Board's office, all Program documents, including insurance contracts.

     2. Obtain copies of all Program documents and other Program inform-ation upon written request to the Central Board. The Central Board may make a reasonable charge for the copies.

     If copies of any of the materials mentioned above are requested, and if such copies are not received within thirty (30) days after the request, the participant making the request may enforce his rights to such materials by filing suit in federal court. Unless the materials were not sent because of matters beyond the control of the Central Board, the Central Board may be required to pay the participant up to $100 for each day's delay until the materials are received.

     In addition to creating rights for Program participants, ERISA places duties upon the Program fiduciaries, who are persons responsible for operat-ing the Program. They are required to exercise their duties under the Program with prudence and solely in the interest of the Program participants.

     No action will be taken against any employee by the Company or by any other person for exercising his rights as set forth herein.

     If you file a claim for a benefit which is denied, in whole or in part, you will receive a written explanation of the reason for the denial. You have the right to have your claim reconsidered (see the preceding section entitled "CLAIMS PROCEDURE"). If, after following the claims procedure, your claim is denied, in whole or in part, you may bring suit in federal or state court. Other suits brought with respect to the Program, such as to obtain materials mentioned above, or against Program fiduciaries for failure to carry out their Program duties properly, or against any person dis-criminating against you for asserting your rights, must be brought in federal court. In many instances, you may request assistance from the U.S. Department of Labor. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the party you have sued to pay these costs and fees; if you lose, the court may order you to pay these costs and fees; or the court may decide that each party should pay its own costs and fees.

     If you have any questions about this statement or your rights under ERISA, you should contact the Central Board or the nearest Area Office of the U.S. Labor-Management Service Administration, Department of Labor.

AMENDMENT

     The Agreement and Collateral Assignment may be amended at any time and from time to time by a written instrument executed by the participant and the Company. The consent of Interstate to an amendment may be required in some circumstances.

MISCELLANEOUS

     Titles and headings are included for convenience only and shall not control the meaning or interpretation of any provision of this Program. The use of masculine pronouns shall be deemed to include both males and females; similarly, where the context so indicates, the singular shall include the plural and vice versa. Except to the extent that federal law shall govern, the validity and construction of the Program and each of its provisions shall be subject to and governed by the laws of the State of Michigan except that the insurance policy and each of its provisions shall be subject to and governed by the laws of the State of Iowa.

     If any provision of this Program is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of this Program shall continue in full force and effect.

QUESTIONS

     If you have a question which is not answered here, ask the Central Board. Should you misplace your copy of any of the documents which comprise the Program, copies are available from the Central Board. Of course, the Program itself, rather than this summary of the Program, will control all rights under the Program.

PARTICIPATING EMPLOYERS (as of June 1, 1997)

     La-Z-Boy Incorporated and its domestic divisions
     Kincaid Furniture Company
     England/Corsair, Inc.

For employees of Kincaid Furniture Company, the information on page 1 should be as follows:

     Your sponsoring employer is Kincaid Furniture Company, Inc.   Its
     address is P.O. Box 605, Hudson, North Carolina 28638 and its telephone number is (704) 728-3261.

     The employer identification number of Kincaid Furniture Company, Inc. is 56-1259619.

For employees of England/Corsair, Inc., the information on page 1 should be as follows:

     Your sponsoring employer is England/Corsair, Inc. Its address is 402 Old Knoxville Highway, New Tazewell, Tennessee 37825 and its telephone number is (423) 626-2145.

     The employer identification number of England/Corsair, Inc. is 62-
     0699863.

* For example, according to the Company's guidelines a 20% contribution rate might be indicated, whereas IRS restrictions would generally limit the contribution rate to 15%.